For Immediate Release

Contact:
China Medicine Corp	CCG Investor Relations
Ms. Huizhen Yu, CFO	Mr. Crocker Coulson, President
Phone: +86-20-8739-1718	Phone: +1-646-213-1915 (NewYork)
Email: konzern08@163.com	Email: crocker.coulson@ccgir.com
Website: www.chinamedicinecorp.com	Website: www.ccgirasia.com

China Medicine’s Letter to Shareholders and Business Update

GUANGZHOU, China, Oct. 10 -- China Medicine Corporation (OTC Bulletin Board: CHME; “China Medicine” or “the Company”), a leading distributor and developer of prescription and over-the-counter pharmaceuticals, traditional Chinese medicines (“TCM”), nutritional and dietary supplements, medical devices, and medical formulations in the People's Republic of China (“PRC”), today released a letter to shareholders from its Chairman and CEO, Mr. Senshan Yang.

Dear shareholders:

First and foremost, thank you for your continued support. As Chairman and CEO of China Medicine, I would like to take this opportunity to share my opinion with you on the global capital markets crisis, which has resulted in downward pressure on stock prices.

We believe that the current financial turmoil is a once-in-a century global crisis. It is inevitable that bubbles in the economy, such as the one that we have witnessed with housing prices in the United States, will eventually burst. However, the economy eventually begins to find a path to recovery, especially in an era when the economies of many countries are interconnected. As one analyst has observed, the whole world has been trapped by the breakdown of “Wall Street’s alchemy.” Nevertheless, the real economy of the United States has for a long time been ranked among the best in the world. We believe this will continue to be the case.

Despite the global financial crisis, China Medicine’s operations and performance have not been directly affected by current events. In the second quarter of 2008, we reported strong financial results, and we are maintaining our strategy of increasing profitability by including higher-margin products in our portfolio. Most importantly, our strong cash flows will work to our advantage as we weather the difficult financial climate.

I would like to point out that the tightening of China’s credit policy and the lack of loans available to local Chinese companies have caused cash flow problems for many companies. As a result, our business results will be slightly affected in third quarter of 2008 for several reasons:

1.	Various suppliers and factories are facing cash flow problems and the distribution chain has been struggling
2.	As a result of the Sichuan earthquake, provincial government spending in other provinces has decreased as funds have been used to help earthquake victims in Sichuan
3.
Due to the Beijing 2008 Olympics Games, the Chinese government mandated that all tests and experiments involving toxic substances be temporarily halted during the Olympics, which delayed our trial sales of recombinant aflatoxin-detoxifizyme (rADTZ)

4.	The Guangdong Sunshine Bidding process, which has been postponed to September 1st, has resulted in collection delays from some hospitals

However, we are convinced that these problems are only temporary. Though we now expect revenue growth for fiscal 2008 to be below our original guidance of 25%-35%, we expect to exceed our net income estimates of 20%-22% growth for the year. Overall, we believe that our strong cash flows, extensive distribution network, exclusive and provincial distribution rights, higher margin products, and progress in developing rADTZ will only serve to strengthen our position as a leading pharmaceutical distributor and specialty drug developer in China.

We also have an expansion plan in place to include a manufacturing facility to complement our pharmaceutical distribution business. The facility should contribute to China Medicine’s growth and future returns. In addition, it should also facilitate the manufacturing of both our pharmaceutical products and rADTZ. In the long run, we believe our expansion plan will help bring down our overall cost ratios by reducing energy consumption and eliminating redundant spending on fixed assets.

Food safety in China has been in the spotlight, and China Medicine believes that the commercialization of rADTZ will play an important role in the animal feed, food, food inspection, pharmaceutical, and transgenic agriculture industries. China Medicine remains focused on the commercialization of rADTZ for the remainder of the year. We are currently constructing a manufacturing facility exclusively for rADTZ production and are committed to launching rADTZ trial sales for the animal feed industry in the first quarter of 2009. In China, 120 million metric tons of animal feed is sold yearly. Based on a pricing strategy of 70 RMB to treat one metric tons of animal feed, the potential market for rADTZ is estimated to reach approximately RMB 8.4 billion ($1.23 billion) Based on our projections, net margin for rADTZ is expected to be at least 60%. As a result, China Medicine believes that the successful launch of rADTZ, or licensing of rATDZ technology, has the potential to contribute substantially to our revenue and profit.

In conclusion, we believe that China’s economy has very solid fundamentals and that the impact from the worldwide financial crisis should be less severe domestically. China’s population of 1.3 billion ensures that strong internal consumption will help to support the domestic economy. We remain confident about China Medicine’s ability to weather these challenging market conditions, and will continue to keep you informed about our recent activities.

I would like to thank all of our shareholders for their continued support as we look forward to a successful future.

Sincerely,

Senshan Yang
Chairman and CEO
China Medicine Corporation

About China Medicine Corporation

China Medicine Corporation is a leading pharmaceutical company which discovers and develops medical formulations and distributes over 2,200 pharmaceutical products in China including prescription and over-the-counter drugs, traditional Chinese medicine products, herbs and dietary supplements. The Company distributes the products to wholesale distributors in 28 provinces and to more than 300 hospitals, 500 medicine companies, and 1,788 drug stores throughout China. The Company actively develops a number of proprietary products for many uses including oncology, high blood pressure and the removal of toxins from food and animal feed. For more information visit the Company's website at http://www.chinamedicinecorp.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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